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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                    FORM 15


 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 1-13570
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                           J. RAY McDERMOTT, S.A.
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           (Exact Name of Registrant as Specified in Its Charter)


1450 Poydras Street, New Orleans, Louisiana 70112-6050         (504) 587-5300
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


      Series B $2.25 Cumulative Convertible Exchangeable Preferred Stock,
                           Par Value $.01 Per Share
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           (Title of each class of securities covered by this Form)


                    Common Stock, Par Value $.01 Per Share
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      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

 Please place a X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)       [X]           Rule 12h-3(b)(1)(i)       [X]
  Rule 12g-4(a)(1)(ii)      [ ]           Rule 12h-3(b)(1)(ii)      [ ]
  Rule 12g-4(a)(2)(i)       [ ]           Rule 12h-3(b)(2)(i)       [ ]
  Rule 12g-4(a)(2)(ii)      [ ]           Rule 12h-3(b)(2)(ii)      [ ]
                                          Rule 15d-6                [ ]

 Approximate number of holders of record as of the certification or notice date: zero

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 Pursuant to the requirements of the Securities Exchange Act of 1934, J. Ray
McDermott, S.A. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                              J. Ray McDermott, S.A.

DATE: October 16, 1995                    BY: /s/ L. R. Purtell
                                              ---------------------------------
                                              Name:  Lawrence R. Purtell
                                              Title: Senior Vice President